FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ANNOUNCES SOUTH TEXAS TRANSACTION

San Antonio, Texas / Denver, Colorado / Kansas City, Missouri (April 10, 2014) – EnerJex Resources, Inc. (OTCMarkets: ENRJ) (“EnerJex” or the “Company”) announced today that it has completed the sale of its interests in approximately 2,250 non-producing gross acres comprising the Company’s Lonesome Dove Project in Lee County, Texas. These interests consisted of a 50% working interest from the surface through a depth of approximately 4,800 feet, a 10% working interest in all other depths, and a 15% carried working interest in the first of any well to be drilled by its partner to a depth greater than approximately 4,800 feet.

Pursuant to the terms of this transaction, EnerJex received $450,000 in cash and will receive an average overriding royalty interest of approximately 2.4% in the acreage, more than 95% of which expires in 2017 and 2018 unless it is first drilled and held by production. The acreage is prospective for oil production from multiple formations including the Eagle Ford Shale, Buda, Austin Chalk, and Taylor Sand. Industry activity appears to be increasing in this area, and drilling permits were filed during the past two months for four horizontal wells located adjacent to this acreage with total depths ranging from 13,500 to 15,000 feet.

Management Comments

EnerJex’s CEO, Robert Watson, Jr., commented, “I am very pleased to announce this transaction, which exposes EnerJex and its shareholders to a significant amount of upside potential if commercial oil production is established on this acreage from any one of multiple potential deep horizontal oil resource plays.”

About EnerJex Resources, Inc.

EnerJex Resources, Inc. is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the mid-continent region of the United States. The Company owns oil and gas leases covering approximately 100,000 acres in multiple prolific hydrocarbon basins located in four states including Colorado, Kansas, Nebraska, and Texas.

EnerJex’s operations are focused in five distinct projects where the company produces oil and natural gas from shallow reservoirs that are characterized by long lived reserves with low production decline rates. Within these projects, the Company has identified more than 500 low-risk drilling locations. Through its large acreage footprint in the Denver-Julesburg (“DJ”) Basin, EnerJex also has significant exposure to emerging oil resource plays that are being pursued by numerous competitors on trend with the Company’s properties. EnerJex’s headquarters are located in San Antonio, Texas, and additional information is available on its website at www.enerjex.com.

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex's current expectations or forecasts of future events. The statements in this press release regarding the completion of drilling for and commencement of operations at new wells, successful production at newly drilled wells, expected increases in overall production, the acquisition of operating assets and related agreements, any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of those matters, are forward-looking statements. Such statements involve material risks and uncertainties, including but not limited to: whether newly drilled or newly acquired properties will produce at levels consistent with management's expectations; market conditions; whether we will experience equipment failures and, if they materialize, whether we will be able to fund repair work without materially impairing planned production levels or the availability of capital for further production increases; the ability of EnerJex to meet its loan covenants under the debt facility that is expected to fund the costs of the new wells and to obtain financing from other sources for continued drilling; the costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to integrate the newly producing assets; the ability to retain necessary skilled workers to operate the new producing wells; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; the ability to manage and continue growth; and the ability of management to successfully integrate Black Raven. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. EnerJex's production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Contact

EnerJex Resources, Inc.

Robert Watson, Jr., CEO

Phone: (210) 451-5545

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM